UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 11, 2008 (February 5, 2008)

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Payments under SonicWALL 2007 Incentive Bonus Plan

On July 23, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SonicWALL, Inc. (the “Registrant”) adopted a bonus plan for employees of the Registrant, including Executive Officers and the Chief Executive Officer, for fiscal year 2007. Employees of the Registrant who were eligible for payments under the Registrant’s sales commission plan were not eligible to participate in the plan.

The Committee selected total revenue, earnings per share on a pro-forma basis and free operating cash flow (i.e., cash flow from operations less capital expenditures and less the effect of utilization of net operating losses) as defined performance measurements for the release of payments. Each of the performance measurements was weighted equally. Company performance for the fiscal year ended December 31, 2007 exceeded, on a blended average, 100% of the defined performance thresholds. Based upon this performance, 100% of the authorized bonus pool would have been eligible for release. The Committee, however, exercised its negative discretion and reduced the total available pool to 80% of the authorized amount in recognition that performance for two of the three performance metrics did not meet 100% of the defined performance thresholds.

Upon the recommendation of the Committee, the Board approved, at its meeting on February 5, 2008, a payment under the Company’s 2007 Incentive Bonus Plan, to Matthew Medeiros, President & Chief Executive Officer of the Company, in the amount of $360,000; which represents 80% of the amount that Mr. Medeiros would have received had 100% of the authorized bonus pool been authorized for release. No other payments to Executive Officers were authorized at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonicwall, Inc.
Date: February 11, 2008	By:	/s/ Robert D. Selvi
Robert D. Selvi
Chief Financial Officer